                                                                   EXHIBIT 10.45
                                                                   -------------

                            JOINT VENTURE AGREEMENT
                            -----------------------



      THIS AGREEMENT, made and entered into this day _______of March, 1998, by and among:

      Kopin Corporation, a corporation organized and existing under the laws of the State of Delaware, having its principle place of business at Taunton, Massachusetts, U.S.A. ("Foreign Investor"),

      Kowon Technology Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea, having its principle place of business at 142-8, Kimryangjang-dong, Yongin-si, Kyunggi-do, Korea ( the "JVC"), and

      Korean Shareholders listed in Schedule A hereto, all being the current shareholders of the JVC, being either citizens of the Republic of Korea or corporations organized and existing under the laws of the Republic of Korea with the addresses set forth in Schedule A opposite their names ("Korean Investors"), represented by one of such Korean Investors, Kim Young-Sook ("Kim"),


                                 WITNESSETH THAT:

      WHEREAS, Foreign Investor is engaged in the development, manufacture and distribution of certain semiconductor materials and devices in the worldwide market; and

      WHEREAS, the JVC was incorporated by the Korean Investors with the business purposes to engage in the manufacture and marketing of certain semiconductor materials and device products in Korea;

      WHEREAS, the Korean Investors are currently the shareholders of the JVC; and

      WHEREAS, Foreign Investor and Korean Investors desire to operate the JVC's business as a joint venture and thus, Foreign Investor desires to subscribe for certain shares to be newly issued by the JVC and the JVC and the Korean Investors agree to issue the additional shares to Foreign Investor as hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

      Article 1.  Definitions
      ----------  -----------

      1.1 The terms defined in this Article shall have the meaning ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the con-text.

      1.2 An "affiliate" shall mean any corporation, association, or other entity which, directly or indirectly, controls a party hereto or is controlled by said party or is under common control with said party, where "control" means power and ability to direct the management and policies of the con-trolled enterprise through ownership of voting shares of the controlled enterprise or by contract or otherwise.

      1.3 "Government Approval" of any action to be taken by either party or by the JVC herein shall mean such approval of, confirmation of, or consent to said action, together with such licenses, permits, or other permissions reasonably required for said action, all as the statutes, decrees, regulations, and rulings of governmental authority (collec-tively "legal authority") within Korea may require to be obtained in connection with said action from such govern-mental authority or from political subdivisions thereof. Whenever any form of "Government Approval" is used herein, it shall be interpreted and construed to include the re-quirement that such approval be in form and substance ac-ceptable to the parties hereto.

      1.4 "Product" shall mean semiconductor materials and devices to be agreed upon by the parties from time to time as the products to be manufactured and sold by the JVC.

      1.5 "Party" or "Parties" shall mean the Korean Investors or the Foreign Investors acting as if they were a single entity, respectively, or the both Investors acting so.


      Article 2.  Purpose of the Agreement
      ---------   ------------------------

      The purpose of this Agreement is to provide for the ownership, and operation by the parties of the JVC.


      Article 3.  Purpose of the JVC
      ----------  ------------------

      3.1 The purpose of the JVC will be to engage in the following business activities:

      (a) the manufacture, sale, export and distribution of semiconductor materials and devices; and

      (b) any and all acts, things, business and activities which are related, incidental or conducive directly or indirectly to the attainment of the foregoing objectives.

      3.2 The JVC's Articles of Incorporation shall be as agreed to by and between the parties, and the parties shall cause them to be amended from time to time as may be required to ensure that they at all times conform with the terms and conditions of this Agreement and any amendments to this Agreement.

      3.3 The duration of the JVC shall be perpetual subject to the provisions of the Articles of Incorporation and of this Agreement.


     Article 4. Subscription for and Issuance of Shares
     ---------- ---------------------------------------

      4.1 Subject to the Government Approval of this Agreement, the JVC shall issue to Foreign Investors and Foreign Investors shall acquire from the JVC, the shares of the JVC in accordance with terms and conditions hereunder.

      4.2 The total initial investment and the total number of common shares to be initially subscribed for by the Foreign
          Investors under this Agreement shall be 1.8 billion Won in exchange for 114,000 common shares of the JVC, five thousand (5,000) Won par value per share.

      4.3 The total initial investment amount of Foreign Investor set forth in Article 4.2 above shall be paid within twenty-four
          (24) months from receipt of Government Approval of this Agreement. The schedule of the initial investment by Foreign Investor shall be mutually agreed upon by Foreign Investor and the Korean Investors.

      4.4 Upon completion of the initial investment by the Foreign Investor as contemplated in Article 4.2 above, the parties will hold shares of the JVC as follows:

               Korean Investors: 120,000 shares (51%)
               Foreign Investor: 114,000 shares (49%)

          Unless the parties otherwise agree in writing, each party (together with such lawful transferees as are permitted herein) shall hold, throughout the life of the JVC, the above-mentioned proportion of the voting common shares of the JVC.

      4.5 All shares to be issued to Foreign Investor by the JVC pursuant to this Agreement shall be common shares of one class registered in nominative form evidenced by share certificates and shall rank pari passu in all respects with all other common shares issued by the JVC.

      4.6 Any shares of stock subscribed for and accepted by Foreign Investor shall be fully paid for prior to issuance thereof. Cash amounts payable by any party shall be paid by wire transfer of funds to such bank accounts as the JVC (or its promoters) shall by writing designate.

      4.7 During 'the term of the Agreement, each stock certificate issued hereunder will bear the following words:

               "Sale, transfer or pledge of the shares of stock represented by this certificate is restricted subject to the Joint Venture Agreement dated ______________________, 1998, between Kopin
               Corporation and Korean Individual Investors, a copy of which is on file at the principal office of the Company."

      4.8 Future financing needs of the JVC shall be met primarily through a combination of equity borrowing and application of internally generated funds consistent with a general philo-sophy of maintaining a prudent capital structure.

      4.9 The parties shall have the preemptive right to subscribe for any shares to be issued by the JVC in proportion to their shareholding ratio. In the event that additional capital contributions by the parties are needed above and beyond those set forth in Article 4.2 above, each Foreign Investor and each Korean Investor will have the right to contribute sufficient capital to keep the percentage of its ownership interest in JVC constant.

      4.10 Notwithstanding anything contained in this Article 4 to the contrary (including without limitation Articles 4.4, 4.8 and 4.9), following the completion of the initial investment by the Foreign Investor as contemplated in Article 4.2 above, the Foreign Investor will have the right to subscribe for an additional 108,858 common shares (or to acquire notes of the JVC convertible into such number of common shares) in exchange for 1.2 billion Won. The parties will use their best efforts to obtain Government Approval of such additional investment promptly following the initial investment by the Foreign Investor. Following receipt of Government Approval, the schedule of the additional investment by Foreign Investor shall be mutually agreed upon by Foreign Investor and the Korean Investors. Upon completion of the additional investment by the Foreign Investor as contemplated by this Article 4.10, the parties will hold shares of the JVC as follows:

                 Korean Investors:  120,000 shares (35%)
                 Foreign Investors: 222,858 shares (65%)

            In the event that Foreign Investor is unable to complete the additional investment contemplated hereby for any reason (other than due to the election by the Foreign Investor or a breach of Foreign Investor's obligations hereunder) within six (6) months following the completion of its initial investment under Article 4.2, then Foreign Investor will have the right to sell and transfer, and the JVC will purchase, all or a portion of Foreign Investor's shares in the JVC at the fair market price of the shares to be determined by an appraiser mutually acceptable to the parties concerned. The JVC will pay the Foreign Investor promptly following the final determination of the purchase price in cash or at its election by delivery of a promissory note having a maturity of not more than two years from the closing, bearing a commercial rate of interest and secured by a pledge of the sold shares.


      Article 5.          Representations and Warranties of the Parties
      ----------          ----------------------------------------------

      5.1 The JVC and Korean Investors hereby jointly make each of the representations, warranties and agreements set forth in Schedule B attached to this Agreement.

      5.2 Foreign Investor hereby makes each of the representations, warranties and agreements set forth in Schedule C to this Agreement.


      Article 6.           Conditions Precedent to Issuance of Shares
      ----------           ------------------------------------------

      All obligations of the JVC to issue to Foreign Investor, and of Foreign Investor to acquire from the JVC, shares pursuant to the provisions of
      Article 4 hereof are subject to and conditioned upon fulfillment of each of the following conditions:

      (a) All Government Approvals of this Agreement have been obtained in form and substance satisfactory to Foreign Investor and the Korean Investors;

      (b) Korean Investors are satisfied that all representations and warranties made by Foreign Investor under Article 5.2 above, as set forth in Schedule C hereto, were true when made and are true and accurate in all respects at the time of the JVC's issuance of shares under Article 4.1 hereof; and

      (c) Foreign Investor is satisfied that all representations and warranties made by the JVC or and the Korean Investors under Article
            5.1 above, as set forth in Schedule B hereto, were true when made and are true and accurate in all respects at the time of its subscription for shares under Article 4.1 hereof.

      (d) New Articles of Incorporation of the JVC in the form and substance agreed upon by the parties should have been adopted by the JVC prior to the subscription of the shares by the Foreign Investor.


      Article 7.          Indemnification
      ----------          ---------------

      7.1 Each of the Korean Investors and the JVC, jointly and sever-ally, agrees to indemnify, defend and hold harmless Foreign Investor (and its directors, officers, employees, affiliates, agents, representatives, successors and assigns) from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, with-out limitation, bonds, interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Korean Investors contained in this Agreement or any Schedule hereto, or any document or other papers delivered by the Korean Investors to Foreign Investor in connection with this Agreement.

      7.2 Foreign Investor agrees to indemnify, defend and hold harmless the Korean Investors (and their agents, representatives, heirs, executors, administrators, successors and assigns) from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Foreign Investor contained in this

            Agreement or any Schedule hereto, or in any document or other papers delivered by Foreign Investor to the Korean Investors in connection with this Agreement.

      7.3 Any material losses and any liabilities in any form whatsoever that arise in connection with acts or omissions of the JVC or any of its shareholders, directors, officers or employees prior to the date Foreign Investor first sub-scribes for shares of the JVC that are discovered within one (1) year from the date Foreign Investor first subscribes for shares of the JVC (whether actually paid or merely claimed or disclosed within that period), and that were not dis-closed fully and accurately in the representations and warranties of the JVC and Korean Investors set forth in Schedule B hereto, shall be at the Korean Investors' own expense and they shall fully and without delay satisfy all claims and hold harmless Foreign Investor and the JVC for any such losses or liabilities.

      Article 8.         Transfer of Shares
      ----------         ------------------

      8.1 If either party hereto desires to sell, assign or other-wise transfer all or any portion of its shares in the JVC, such party ("selling party") shall offer all such shares by written notice first to the other party ("offeree party") specifying price, terms and conditions of sale; provided, however, that if, pursuant to the
                                    --------  --------
            policies of the Korean Government, Foreign Investor is required to sell or transfer any portion of its shares of the JVC, Foreign Investor shall be free to sell or transfer such portion of its shares free of the restrictions of this Article 8.1;

            (a)   If the offeree party does not accept the offer with- in sixty
                  (60) days from the date of its dispatch ("acceptance period"), then the selling party shall thereafter be free to dispose of its shares within a period of sixty (60) days ("free sale period") after the expiration of said acceptance period; provided, however, that the selling party shall not sell such
                            -------
                  shares to any third party either (i) at a lower price than the price at which such shares were offered to the offeree party, or (ii) on other terms or conditions more favorable than those on which shares were offered to the offeree party, except for such other terms and conditions as are reasonably necessary to meet foreign exchange or foreign investment regulations of Korea.

            (b) If the shares are not sold or transferred to third parties upon the terms established herein and within the free sale period, then they shall automatically become subject once more to the terms of this Article as if they had never before been offered for sale.

            (c) The Foreign Investor shall have the right to designate a third party acceptable to the Korean Government who may exercise the right granted to the Foreign Investor as offeree party hereunder.

      8.2 Notwithstanding the foregoing Article 8.1, (i) transfer or assignment of all or any portion of its shares in the JVC by any Foreign Investor to or among its affiliates or the other Foreign Investor, or (ii) transfer or assignment of all or any portion of its shares in the JVC by any Korean Investor to or among the other Korean Investors will not be subject to the restrictions or requirements under this Article 8.

      8.3 In the event of the death, bankruptcy, insolvency, termination from the JVC employment, or mental or physical disability an individual JVC shareholder, his shares that are not otherwise subject to the JVC's repurchase right under Article 8.5 shall be offered in the first instance to the Foreign Investor, and in the second instance to the Korean Investors, at a purchase price equal to two times the individual JVC shareholder's purchase price for his shares.

      8.4 Anything to the contrary notwithstanding, any sale or transfer contemplated by this Article 8 shall be subject to Government Approval, if required. If necessary, the ac-ceptance period and/or the free sale period referred to in Article 8.1 above shall be extended until such Approval has been obtained or officially and finally denied, provided that the party seeking to extend such
                            -------- ----
            acceptance period shall have used due diligence in soliciting such Approval.

      8.5 Notwithstanding any other rights which may be granted by this Agreement or otherwise, each Korean Investor hereby agrees that he/it shall not sell or otherwise transfer, or cause to be sold or transferred, his/its ownership, or any part of his/its ownership, in the JVC to more than one individual, without the express prior approval of Foreign Investor. The shares of the JVC held by any such Korean investor who is an employee of the JVC (a "Founding Employee") shall be subject to a right of repurchase by the JVC or a party designated by the JVC at the price originally paid therefor by the Founding Employee. Such repurchase right shall be exercisable at any time within ninety (90) days after the termination of the Founding Employee's employment with the JVC for any reason by delivery to the Founding Employee or his or her estate, personal representative, or beneficiary with a check in the amount of the purchase price for the shares being repurchased. 33 1/3% of each Founding Employee's shares shall be released from the repurchase option under this Article 8.5 on each of the next three (3) successive anniversaries of this Agreement.

      8.6 If either party hereto shall sell or otherwise transfer all or any part of its shares to a third party (other than the offeree party's designee), such selling party shall cause the third party acquiring such shares, as a condition of such acquisition, to furnish a written undertaking to the other party and the JVC agreeing to observe and be bound by all provisions of this Agreement as if it had executed this Agreement in place of the party who sold the shares. In addition, such selling party shall (so long as it owns any shares in the JVC) be responsible to the offeree party in respect of such purchaser or transferee, to secure complete and timely observance of the provisions of this Agreement by such purchaser or transferee.

      8.7 No party shall pledge or hypothecate the shares of the JVC nor otherwise use them as collateral nor for any other purpose which could result in an involuntary transfer or assignment of such shares to third parties, unless consent to such pledge, hypothecation or other such application has been received in writing from the other party.

      8.8 Since damages arising from breach of the above-mentioned obligations under Article 8 may be difficult to compute with precision, the parties agree that any party found to have sold or transferred any shares in violation of the terms of this Article shall pay to the non-breaching party twice the value of the shares transferred in violation of this Article (as appraised by the Korea Appraisal Board) or twice the consideration received for said shares, whichever shall be greater. The parties agree that such computation of damages is fair and reasonable. Application of this provision shall not prevent a party hereto from enforcing its rights or augmenting its protection by such other remedies as may be available.

      Article 9.          General Meetings of Shareholders
      ----------          --------------------------------

      9.1 The Board of Directors shall decide the time and place for convening all meetings of the shareholders subject to the Articles of Incorporation and applicable requirements of Korean law.

      9.2 The Ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year.

      9.3 An Extraordinary General Meeting of Shareholders may be held at any time in compliance with resolutions of the Board of Directors and applicable requirements of Korean law.

      9.4 Except as otherwise required by Korean law, or by this Agreement, all actions and resolutions of the shareholders shall be adopted by the vote of a majority of the total number of shares issued and outstanding entitled to vote thereon.

      9.5 Notwithstanding the foregoing Article 9.4, the following corporate actions shall be adopted by the vote of two-thirds or more of the total issued and outstanding shares of the JVC entitled to vote:

            (a)   any change to the Articles of Incorporation of JVC

            (b) any increase of, or reduction in, the authorized share capital of JVC or variation of the rights attaching to any shares of JVC;

            (c)   any reduction of the issued share capital of JVC;

            (d) the dissolution or liquidation of JVC or its merger into, or consolidation or amalgamation with, any other company;

            (e)   the dismissal of a director or of a statutory auditor;

            (f) transfer or pledge of the whole or a substantial part of the assets or undertakings of JVC or the acquisition by JVC of the whole or part of the undertaking of any other person or entity, or the capital stock or loan capital of any company, or entry by JVC into any joint venture or partnership;

            (g) any other matters the adoption of which requires a special resolution of the shareholders at a general meeting under the Korean Commercial Code.

      9.6 The Representative Director elected in accordance with Article 9.1 shall preside at all General Meetings of Share holders. In the event that the Representative Director is absent or fails to serve as Presiding Officer of any General Meeting of Shareholders, the directors shall elect someone from among themselves to preside in his place.

      9.7 All General Meetings of Shareholders shall be conducted both in the English and Korean languages. All minutes of the General Meetings of Shareholders shall be prepared both in the English and Korean languages. In the event of any conflict between the English and Korean versions of the minutes, the English version shall prevail.

      Article 10. Board of Directors and Statutory Auditor
      ----------  ----------------------------------------

      10.1 Foreign Investor and Korean Investors will exercise their respective voting rights in JVC and take such other steps as are necessary to ensure:

           (a) that the Board of Directors of JVC consists of five (5) members;

           (b) that of such five (5) members, three (3) shall be nominated by Korean Investors and two (2) shall be nominated by Foreign Investor and that the parties shall procure the nomination and election of members nominated by the other parties, provided
                                                                     --------
                 that following completion of the additional investment
                 ----
                 contemplated by Article 4.10 of this Agreement, Foreign Investor shall nominate (3) directors and Korean Investors shall nominate (2);

           (c) that if either party wishes to change its nominated directors with or without cause, the other party will vote accordingly; provided, however, that if such dismissal is without cause, the
                 --------- --------
                 party proposing the dismissal shall indemnify and hold JVC and the other party harmless for any and all damages and other expen-ses that may arise from such action.


      10.2 In case the position of a director of JVC becomes vacant for any reason, Korean Investors and Foreign Investor agree to cause their shares to be voted to elect as director a person nominated by the party who nominated the director whose office is vacant.

      10.3 Ordinary meetings of the Board of Directors shall be held immediately following the Ordinary General Meeting of Shareholders each fiscal year. Upon the request of any director, the JVC shall convene additional meetings of the Board of Directors upon due notice as required by the Articles of Incorporation and law.

      10.4 Except as otherwise provided in this Agreement, all important corporate matters, including but not limited to the following, shall require a resolution by the Board of Directors to be adopted by an affirmative vote of at least three (3) directors in office including each of the members nominated by the Foreign
            Investor:

            (a)  increase of the paid-in capital of the JVC;

            (b) approval or modification of the annual and multi-year business (budget and operational) plan, approval modi-fication of financing, accounting and pricing policies or practices;

            (c) approval of annual financial statements and any recom-mendation to the shareholders regarding allocation of net profit, including declaration of dividends or other form of distribution to shareholders;

            (d) entering into a contract or contracts during any 3 month period for:

                 (i) capital expenditures in excess of an aggregate amount of US$50,000;

                 (ii) any acquisition or disposition of assets in excess of an aggregate amount of US$50,000; and

                 (iii) any expenditure in excess of the approved capital budget;

            (f) any arrangement relating to the creation of indebted-ness of JVC for borrowed money;

            (g) establishing any pledge, mortgage, or encumbrance on the JVC's assets or entering into an agreement to bind the JVC on any surety or guarantee;

            (h)  addition of new product lines;

            (i) filing a suit against or entering into a settlement with any third party with respect to any claim in excess of US$15,000;

            (j) redemption, repurchase or other acquisition of any shares of the JVC;

            (k)  any of the matters described in Article 9.5; and

            (1)  any grant of stock options.

      10.6 All meetings of the Board of Directors shall be conducted both in the English and Korean languages. All minutes of the meetings of the Board of Directors shall be prepared both in the English and Korean languages. In the event of any conflict between the English and Korean versions of the minutes, the English version shall prevail.

      10.7 The parties shall nominate, by mutual agreement, the statutory auditor to perform the legally required functions of the office as defined by the statutes. It is understood that the statutory auditor shall not replace or serve as the Independent Public Accountant of JVC.

      Article 11.        The Representative Director and Other Officers
      -----------        -----------------------------------------------

      11.1 The Board of Directors shall elect from its members a Representative Director of JVC who shall be nominated by Foreign Investor. The Representative Director shall also hold the title of President and shall have the authority to manage day-to-day operations of the JVC.

      11.2 The Board of Director shall elect from its members a Vice President who shall be nominated by Korean Investors.

      11.3 Managers of the JVC shall be nominated by Korean Investors and appointed by the Board of Directors.

      11.4 The duties and powers of the officers shall be specified in the Articles of Incorporation or internal regulations of JVC. The Board of Directors shall approve internal regula-tions and job descriptions that specify in detail the areas of responsibility of the executive officers.

      Article 12.         Compensation of Officers and Employees
      -----------         ---------------------------------------

      12.1 In principle, only directors serving in a management capacity ("standing directors") will be compensated, provided, however, that
                                                        --------- --------
            non-standing directors may be reimbursed for such travel and other expenses as may reasonably be incurred by them in the performance of their duties to the JVC.

      12.2 Salaries, bonuses and other emoluments of directors, au-ditors and employees of the JVC shall be reviewed annually by the parties in consultation with the directors of the JVC, and the general practice current in Korea shall be taken into consideration.

      Article 13.        Operating Committee
      -----------        -------------------

      The JVC may have an Operating Committee to be formed by members designated by the Board of Directors. The Operating Committee will have such powers, authorities, and obligations as determined and delegated by the Board of Directors. The Board of Directors may not, however, delegate any powers and authorities with respect to the matters set forth in Articles 7.4 and
      7.5 above.

      Article 14.       Accounts and Auditing
      -----------       ---------------------

      14.1 The JVC shall keep its accounting books and records at the head office of the JVC for inspection by the parties or their representatives upon request of either party.

      14.2 The parties agree to cause the books and records of JVC to be audited at the end of each fiscal year during the term of this Agreement by an independent public accounting firm of international reputation which is mutually acceptable to the parties. The Independent Public Accountant shall yearly provide the parties with a financial report ("Annual Re-port") in the English and Korean languages in accordance with generally accepted Korean accounting principles and practices no later than 45 days after the end of the fiscal year in question. Copies of such Annual Report shall be provided to both parties hereto at JVC's expense. Subject to the approval of an ordinary general meeting of shareholders, such Annual Audits shall be final and binding upon the parties as to the revenue, cost, fees, expenses, losses and profits of JVC, in the absence of manifest error or fraud.

      14.3 In addition to the Annual Report, the JVC shall submit the shareholders, on a quarterly basis, within a reasonable period of time following each quarter, a summary financial report with copies of the balance sheet and income statement in Korean and English.

      14.4 In addition to the Annual Report and quarterly reports, the JVC shall submit to the shareholders on a monthly basis, within 25 days of the end of each month, financial statements as of the end of such month in the form customarily prepared by managers for internal use.

      14.5 The fiscal year of JVC shall commence on January 1 and end on December 31 of each year.

      Article 15.        Dividends
      -----------        ---------

      The shareholders shall amicably discuss and unanimously agree upon disposition of profits that ZVC earns in any year, taking into account the capital requirements of JVC, requirements of the annual budget and operational plan approved by the Board of Directors and future growth of JVC.

      Article 16.        0peration of the JVC
      -----------        --------------------

      16.1 The JVC will have the right to sell the Products in Korea and other countries of the Pacific Rim as agreed upon by the parties hereto.

      16.2 The JVC shall purchase adequate insurance to insure those business risks as are customarily covered in the industry in Korea, including but not limited to product liability.

      Article 17.         Support of the JVC
      -----------         ------------------

      17.1 Foreign Investor shall assist the JVC with its expertise in research & development, designing, prototyping, tooling and manufacturing the Products, and equipment and plant layout, etc. in accordance with a Technical Assistance Agreement. As soon as possible after incorporation of the JVC, the parties shall cause the JVC to enter into a Technical Assistance Agreement with Foreign Investor.

      17.2 Korean Investors shall assist the JVC with their expertise in plant engineering, maintenance, plant building, environmental issues, finance, human resources, and sales and marketing of the Product.

      17.3 The JVC and the Korean Investors shall not and JVC shall assure that its employees do not, disclose to any third party any information, data or technology or any other proprietary information of Foreign Investor provided to JVC under this Agreement. JVC shall, during and after the term of this Agreement, keep such proprietary information strict-ly in confidence for use solely as authorized under this Agreement and the Technical Assistance Agreement contemplated hereunder.

      Article 18.        Term and Termination
      -----------        ---------------------

      18.1 This Agreement shall continue in effect until terminated pursuant to the provisions of this Agreement or by mutual agreement of the parties hereto.

      18.2 This Agreement shall be terminable forthwith upon sending notice in writing upon the occurrence of one or more of the following events:

            (a) by either party hereto, if Government Approval of this Agreement has not been obtained within six (6) months of the date this Agreement has been signed by both parties hereto or if Government Approval for all ac-tions to be taken by either party or JVC herein, as reasonably required for the conduct of JVC's business as contemplated herein and for enjoyment of the bene-fits to be secured by each party herein, fails to be obtained or is withdrawn; or if any subsequent enact-ment of law or regulation or any subsequent act of governmental authority in Korea or in Canada shall, in the reasonable opinion of the party desiring to ter-minate this Agreement, (i) make performance of this Agreement impossible or unreasonably expensive or unreasonably difficult for said party, or (ii) materially alter the rights and obligations of the parties from those agreed and contemplated by this Agreement, or (iii) materially interfere with the benefits contemplated herein to be received by said party;

           (b) by either party hereto, if the other party shall be or becomes incapable for a period of one hundred twenty (120) days of performing any of its said obligations under this Agreement because of force majeure, as provided in Article 22 hereof;

           (c) by either party hereto, if the other party commits a breach of any of its obligations under this Agreement that is not remedied within sixty (60) days from the giving of written notice requiring said breach to be remedied;

           (d) by either party (the "misled party"), if the warranties or representations made to the misled party in this Agreement are found to be false or misleading in any material respect, or if any of the covenants made therein for the benefit of the misled party are not complied with;

           (e) by either party hereto, if the other party (the "embarrassed party") or its creditors or any other eligi-ble party shall file for said embarrassed party's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the embarrassed party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due (except those debts which are contested in good faith), or if the creditors of the embarrassed party have taken over its management, or if the relevant financial institutions have suspended the embarrassed party's clearing house privileges, or if any material or significant part of the embarrassed party's undertaking, property, or assets shall be intervened in, expropriated, or totally or partially confiscated by action of any government;

           (f) by Foreign Investor, if at any time the Foreign Invest-or' collective ownership of shares of the JVC falls below thirty-four (34%) percent unless otherwise agreed to by Foreign Investor in writing or unless Foreign Investor voluntarily sells or transfers its shares; or

      Article 19.         Consequences of Termination
      -----------         ---------------------------

      19.1 Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the parties at the date of termination, unless waived in writing by mutual agreement of the parties.

      19.2 Upon termination of transfer of all of the shares of Foreign Investor in the JVC, Korean Investors shall take all steps necessary to ensure that the name of the JVC is immediately limited so that it no longer contains any reference to any tradename or trademark then owned by Foreign Investor or any of its affiliates nor the Korean equivalent of any such name or mark.

      19.3 If this Agreement is terminated by Foreign Investor for any reason except those specified in Articles 18.2 (a) and (b) of this Agreement, then

            (a) Foreign Investor shall enjoy the right to secure, at the JVC's expense, an appraisal of the fair market value of the JVC's shares from the Korea Appraisal Board or from another appraiser mutually acceptable to the parties; and

      (b) Foreign Investor shall have the following rights (with-out prejudice to any right it may have to receive damages in consequence of breach of this Agreement) and Korean Investors shall have corresponding obligations:

                 (i) the right to require Korean Investors to purchase all or any portion of the shares of the JVC owned by Foreign Investor at their value as thus appraised.

                 (ii) the right to require Korean Investors to sell all of its shares of the JVC to Foreign Investor or its designee at the value as thus appraised; or

                 (iii) the right to require Korean Investors to join with
                       Foreign Investor and vote to cause the JVC to go into liquidation; and contract for the sale and purchase of shares shall be deemed to have been entered into upon the dispatch of written notice to Korean Investors of the election of Foreign Investor to exercise either of the options set forth in (b) (i) or (b) (ii) above, and payment for the shares shall be due within sixty (60) days of the completion of the appraisal of the shares or of the issuance of any Government Approval requi-red for the sale and purchase, whichever occurs later.

      19.4 If this Agreement is terminated by Korean Investors for any reasons except those specified in Articles 18.2 (a) and (b) of this Agreement, then Korean Investors shall have the rights and privileges granted to Foreign Investor in Article 19.3 above, mutatis mutandis.
            ------- --------

      19.5 If this Agreement is terminated by Korean Investors or Foreign Investor for the reason specified in Article 18.2 (a) and (b) of this Agreement, then the party terminating the agreement has the right to require the other party or its heir(s) to join with such terminating party and vote to cause the JVC to go into liquidation.


      Article 20.          Non Waiver/Other Remedies
      -----------          --------------------------

      20.1 Failure of either party hereto to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of or estoppel against asserting the right to require such performance, nor does a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

      20.2 Nothing in this Agreement shall prevent a party from enforcing its rights by such remedies as may be available in lieu of termination.

      Article 21.        Unenforceable Terms
      -----------        -------------------

      In the event any term or provision of this Agreement is for any reason found invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any remaining portion, which shall remain in full force and effect as if the invalid portion was never a part of this Agreement when it was executed. If the severance of any such part of this Agreement materially affects any rights and obligations of the parties hereunder, the parties hereto will negotiate in good faith to amend this Agreement in a manner satisfactory to the parties. If there is no agreement on such amendment, either party may, by notice in writing, terminate this Agreement forthwith subject to the provisions of this Agreement relating to consequences of termination.

      Article 22.         Force Majeure
      -----------         -------------

      22.1 The failure or delay of either party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from
                       --------  -------
            complying herewith shall continue to take all actions within its power to comply as fully as possible herewith.

      22.2 Except where the nature of the event shall prevent it from doing so, the party suffering such force majeure shall notify the other party in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.


      Article 23.         Agency
      -----------         -------

      23.1 This Agreement shall not be deemed to constitute either party hereto the agent of the other party hereto, nor shall it constitute JVC an agent of either party hereto.

      23.2 Each of the Korean Investors other than Kim hereby agrees with Foreign Investor that it has conferred full and irrevocable power and authority upon Kim to act on its behalf in all matters relating to execution, performance and enforcement of this Agreement, and any agreements referred to in this Agreement, and that Foreign Investor may rely and act upon any representation by or agreement of Kim on behalf of such Korean Investor as fully as though made by such Korean Investor itself.


      Article 24.        Government Approval
      -----------        -------------------

      24.1 Korean Investors shall use their best efforts to assist Foreign Investor in obtaining Government Approval of this Agreement. Korean Investors, however, shall apprise Foreign Investor of any and all actions it plans to take with Korean governmental authorities well in advance of the proposed action, and shall take no action to which Foreign Investor objects. If such Approval is conditioned upon changes in the terms and conditions of this Agreement, such changes shall be effective only if accompanied by a formal amendment hereto executed by both parties. No provision of this Agreement shall be construed to require either party to enter into any such amendment.

      24.2 If, after the Effective Date of this Agreement as hereinafter defined, further government review and approval of this Agreement or of any amendment thereto is required under the laws or regulations or other legal authority of the Republic of Korea, Korean Investors shall use their best efforts to assist Foreign Investor in obtaining such approv-al. Korean Investors shall provide Foreign Investor with copies of all correspondence and documents transmitted to and received from the governmental authorities relating to such approval.


      Article 25.         Dispute Resolution Arbitration
      -----------         -------------------------------

      25.1 It is agreed that in case any controversy or claim arises out of or in relation to this Agreement or with respect to breach thereof, the parties shall seek to solve the matter amicably through discussions between the parties. Only if the parties fail to resolve such controversy, claim or breach within thirty (30) days by amicable arrangement and compromise, may the aggrieved party seek arbitration as set forth below.

      25.2 Any controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration.

           (a)   Arbitration shall be conducted in Boston, Massachusetts.

           (b) Arbitration shall be conducted before one arbitrator in accordance with the Rules of Arbitration and Concilia-tion of the International Chamber of Commerce then in effect.

           (c) The proceedings shall be conducted in English, and the arbitrator shall be conversant in and have a thorough command of the English language.

           (d) Both parties shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

           (e) Notwithstanding any other provision of this Agreement, either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrator.


      Article 26.        Assignability
      -----------        --------------

      This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees and successors, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by any party hereto without the prior written consent of the other party.


      Article 27.         Execution by the JVC
      -----------         --------------------

      Promptly after organization of the JVC, the parties shall cause the JVC to become a party to this Agreement. In addition, the parties shall take whatever actions or steps are necessary to permit or require the JVC to carry out and perform the various terms of this Agreement. Such actions or steps shall include voting their shares of the JVC and causing their representatives on the Board of Directors of the JVC to effect such necessary actions or steps.

      Article 28.        Expenses and Enforcement Costs
      -----------        ------------------------------

      Korean Investors shall pay the expenses and costs incurred in connection with the preparation for an incorporation of the JVC.


      Article 29.        Notice
      -----------        ------

      29.1 All written notices, requests, demands, and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand, by air courier, or by registered air mail) or by cable, telex, or facsimile transmission confirmed by such a letter, which shall be addressed to the respective parties as follows:

            To: Korean Investors
                142-8, Kimryangjang-dong, Yongin-si, Kyunggi-do, Korea Facsimile Transmission No.:

           To:  Foreign Investor
                Attention: John C.C. Fan
                Facsimile Transmission No.: 508-822-1381

      29.2 Either party may change the address at any time by written notice to the other party.


      Article 30.         Language
      -----------         --------

      This Agreement is written in the English language and executed in two (2) counterparts, each of which shall be deemed an original. The English-language text of the Agreement shall prevail over any translation thereof.


      Article 31.         Entire Agreement
      -----------         ----------------

      31.1 This Agreement shall, as of the date of execution hereof, supersede all previous representations, understandings or agreements, oral or written, between the parties with re-spect to the subject matter hereof, and together with the Attachments hereto and the agreements and documents con-templated hereby, contains the entire understanding of the parties as to the terms and conditions of their relation-ship.

      31.2 Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

      31.3 No changes, alterations or modifications hereto shall be effective unless in writing and signed by authorized representative of all parties hereto and, if required, upon approval by the competent authorities of the relevant government.

      31.4 Headings of Articles in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.

      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have set their hands or their names and seals, the day and year first above written.

      Foreign Investor                      Korean Shareholders


      By. /s/ John C.C. Fan                 By: /s/ Jhang Lee
          -----------------                     ---------------
      Name. John C.C. Fan
      Title:  CEO and President





      JVC



      By: /s/ Jhang Lee
          ---------------
      Name: Jhang Lee
      Title: President

                                                                      SCHEDULE A




                                 KOREAN INVESTORS
                                 ----------------




================================================================================
Name                         Address                        Number of Shares
                                                            and Equity Ratio
--------------------------------------------------------------------------------

  1     Kim, Yong-Suk                                             66,000
--------------------------------------------------------------------------------
  2     Oh, Yong-Kuk                                               6,000
--------------------------------------------------------------------------------
  3     Lee, Chang-Woo                                            30,000
--------------------------------------------------------------------------------
  4     Lee, Sang-Won                                              6,000
--------------------------------------------------------------------------------
  5     Lee, Sang-Yun                                              6,000
--------------------------------------------------------------------------------
  6     Han, Man-Chun                                              3,000
--------------------------------------------------------------------------------
  7     Lee, Sung-Woo                                              3,000
--------------------------------------------------------------------------------

================================================================================


                                                                      SCHEDULE B


                        REPRESENTATIONS AND WARRANTIES
                        -------------------------------
                        OF THE JVC AND KOREAN INVESTORS
                        -------------------------------


The JVC and the Korean Investors hereby represent and warrant to Foreign Investor that the following are true as of the date hereof and will be true at the time when the JVC issues shares to Foreign Investor under Article 4.1 of the Joint Venture Agreement (the "Agreement") except as otherwise provided herein or in the Agreement.

a. The JVC is a joint stock company (chusik hoesa) duly organized and validly existing under and by virtue of the laws of the Republic of Korea, with corporate power and all necessary licenses, franchises and permits to own its properties and to conduct its business as now conducted and as contemplated in Article 3 of this Agreement.

b. The total issued paid-in capital shares of the JVC as of the date of the initial investment by Foreign Investor consist of 120,000 shares having a par value of 5,000 Won per share, all of which shares are common shares of one class. The JVC has no other class of capital shares authorized, issued or outstanding other than the common shares described above.

c. The JVC has full legal right, power and authority to enter into and perform this Agreement, which constitutes a valid and binding agreement of the JVC. Each of the Korean Investors has full legal rights, power and authority to enter into and perform the Agreement, which constitutes a valid and binding Agreement of each of the Korean Investors.

d. All of the issued and outstanding shares of the JVC, as of he date of Foreign Investor's initial investment, are held by the Korean Investors free and clear of all liens, charg-es, security interests, adverse claims, pledges, encumbranc-es and demands whatsoever.

e. No person, entity or corporation has any agreement or option, or any right, privilege or preemptive right (whether contractual or by law) capable of becoming an agreement or option, including (but not limited to) convertible securi-ties, warrants or convertible obligations of any nature, for the subscription, allotment or issuance any unissued shares in the capital of the JVC, or for the purchase of any issued shares of the JVC from the Korean Investors.

f. Annex 1 to this Schedule B is an accurate and full disclo-sure of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the JVC prepared in accordance with generally accepted Korean accounting principles consistently applied in sufficient detail to show profits and losses and the results of opera-tions of the JVC and all taxation and other actual or poten-tial liabilities and any adverse changes in the financial position of the JVC as of the execution date hereof.

g. The JVC has observed and performed all terms and conditions on its part to be observed and performed under any previous contracts to third parties. The JVC will not hereafter be required to undertake any contracts except such as are set forth in Annex 2 to this Schedule B.

h. Neither the JVC nor any of its officers, agents or employees (during the course of their duties in relation to the JVC) has committed or omitted to do any act or thing the commission or omission of which is or could be in contraven-tion of any law, ordinance, regulation or the like giving rise to any fine, penalty, default proceedings or other liability on the part of the JVC.

i. Annex 3 to this Schedule B describes in detail all the claims, actions, suits or proceedings pending or (to the knowledge of the Korean Investors) relative to their owner-ship of shares in the JVC. Except as shown in Annex 3, the Korean Investors are not parties to any action, suit or proceeding as a party plaintiff, nor are they presently contemplating the initiation of any such action, suit or proceeding.

j. The JVC is not a party to nor bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like obligation or liability (contingent or otherwise) or indebtedness of any other person, entity or corporation except those identified in Annex 4 to this Schedule B.

k. All company regulations and written policies, together with Rules of Employment and any and all labor employment agree-ments or collective bargaining agreements, of the JVC are attached to this Schedule B as Annex 5 and are current as of the date Foreign Investor first subscribes for shares of the JVC. A complete list of all directors, officers, and employees of the JVC is also attached to this Schedule B as Annex 6, and the annual compensation (including salary, bonuses, and benefits) to be paid to each director, officer, and employee and the number of years of continuous employ-ment of each director, officer and employee, as calculated for severance pay purposes, is correctly set forth in the said list.

l. The JVC is the lawful owner and has good and valid record and marketable title to all of the assets described on Schedule I attached hereto (the "Acquired Assets"), without any Encumbrances (as defined below). None of the property, real estate assets, undertaking, goodwill or capital equipment of the JVC is subject to any encumbrances not specifically identified in the relevant Schedules hereto (including, without limitation, easements, debentures, mortgages, charges, liens, deposits by way of security, bills of sale, lease, conditional sale agreements, credit-sale and other agreements for payment on deferred terms, "Encumbrances") or any agreement or commitment to give or create any of the foregoing not specifically identified in the relevant Schedules hereto but the same are the sole absolute property of the JVC free from Encumbrances.

m. The JVC has duly, timely, correctly and properly filed all tax returns required to be filed by it and has paid all taxes and duties that are due and payable. It has paid all assessments and reassessments and all other taxes, governmental charges, penalties, surcharge interest and fines due and payable by it. There are no actions, suits, proceedings, investigations or claims now threatened or pending against the JVC in respect of taxes, duties, govern-mental charges or assessments, nor any matters under dis-cussion with any governmental authority relating to taxes, governmental charge or assessment asserted by any such authority. The JVC has withheld from all payments made to all persons, including but not limited to its officers, directors and employees, the amount of all taxes, including but not limited to income tax, and other deductions required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under applicable legislation.

n. Neither the execution and delivery of this Agreement by the JVC and Korean Investors nor the consummation by the JVC and Korean Investors of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the JVC (including, without limitation, any of the Acquired Assets) pursuant to, (a) the charter documents or By-Laws of the JVC, each as amended to date; (b) any agreement or commitment to which the JVC and Korean Investors is a party or by which the JVC and Korean

   Investors or any of their respective properties (including, without limitation, any of the Acquired Assets) is bound or to which the JVC and Korean Investors or any of such properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

o. No action, suit, proceeding or investigation is pending or, to the knowledge of the JVC and Korean Investors, threatened, relating to or affecting any of the Acquired Assets or relating to or affecting the activities of the JVC and Korean Investors carried on with any of the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor is there any basis for any such action, suit, proceeding or investigation.

p. The JVC has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance), (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the JVC is a party, or by which the JVC or any of the Acquired Assets is subject, and (c) its charter documents and By-Laws, each as amended to date. The JVC has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of its business or any of the Acquired Assets.

q. Except as will be obtained prior to closing of the Foreign Investor's initial investment or as specifically contemplated under Article 4.10 with respect to any additional investment, the JVC and Korean Investors has no obligation to secure any consent from any third party in order to permit the consummation of the transactions contemplated by this Agreement.

r. On or before the execution of this Agreement, each Founding Employee has executed and delivered a noncompetition, nondisclosure and invention ownership agreement with the JVC in form and substance reasonable satisfactory to the Foreign Investor.

s. None of this Agreement or any certificate, document or statement in writing which has been supplied by or on behalf of the Korean Investors or the JVC or by any of the JVC's officers or directors, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading.

                              SHAREHOLDERS AGREEMENT


THIS SHAREHOLDERS AGREEMENT ("Agreement"), made and entered into this _______ day of April 1998, by and among:

Kopin Corporation, a corporation organized and existing under the laws of the State of Delaware, having its principle place of business at Taunton, Massachusetts, U,S.A. ("Foreign Investor"),

Kowon Technology Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea, having its principle place of business at 142-8, Kimryangjang-dong, Yongin-si, Kyunggi-do, Korea ( the "JVC"), and

Korean Shareholders listed in Schedule A of the Joint Venture Agreement entered into with respect to the JVC on March 3, 1998 (the "JVA"), being the citizens of the Republic of Korea with the addresses set forth in Schedule A opposite their names ("Korean Investors"), represented by Jhang Lee ("Lee").


                                 WITNESSETH THAT.

WHEREAS, the Parties have entered into the JVA on March 3, 1998 to jointly own and manage the JVC; and WHEREAS, Article 4.10 of the JVA contemplates an additional investment by the Foreign Investor into the JVC and the parties now wish for such investment to be completed.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the JVA, the parties agree as fol1ows:

1.   Subscription for New Shares.  The JVC shall issue and the
     ----------------------------
     Foreign Investor shall subscribe for 108,858 new common shares (the "New Shares") of the JVC at a purchase price of
     1.2 billion Won. Upon completion of this additional investment into the JVC by the Foreign Investor, the parties will hold shares of the JVC as follows:

                Korean Investors:      120,000 shares (35%)
                Foreign Investor:      222,858 shares (65%)

        2. Amendment to the Articles of Incorporation. The parties
           ------------------------------------------
           shall cause the Articles of Incorporation of the JVC to be amended to provide that the Board of Directors may allocate all of the New Shares to the Foreign Investor.

        3. Replacement of Director. Following the Foreign Investor's
           ------------------------
           subscription for the New Shares, at the request of the Foreign Investor, the Korean Investors ehaI1 cause one of the directors nominated by them to resign. This director shall be replaced by a director nominated by the Foreign Investor.

        4. Miscellaneous. In the event of any conflict between the
           --------------
           provisions of this Agreement and the JVA, the provisions of this Agreement shall supersede the conflicting JVA provisions. In all other respects, the JVA shall remain in full force and effect, and any disputes arising from this Agreement shall be resolved pursuant to the JVA's terms.



IN WITNESS WHEREOF, the authorized representatives of the parties hereto have set their hands or their names and seals, on the day and year first above written.


Foreign Investors                                 Korean Investors

By:/s/John C.C. Fan                               By:/s/Jhang Lee
-------------------                               ---------------
Name: John C. C. Fan                              Name:  Jhang Lee

Title: CFO and President



JVC


By: /s/Jhang Lee
----------------
Name: Jhang Lee

                                                                      SCHEDULE C


                REPRESENTATIONS AND WARRANTIES OF FOREIGN INVESTOR
                --------------------------------------------------

a. Foreign Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A., with the requisite corporate power and author-ity to make, execute, deliver and perform this Agreement.

b. Foreign Investor is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement or compliance by the Foreign Investor with the terms, conditions and provisions of this Agreement or any other agreement entered into by the Foreign Investor in connection with the transaction contemplated hereby. The execution and delivery of this Agreement by Foreign Investor and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action. This Agreement has been duly and validly authorized, executed and delivered by Foreign Investor and constitutes a valid and binding agreement of Foreign Investor enforceable against it in accor-dance with its terms, subject to applicable bankruptcy, insolven-cy, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

c. Foreign Investor will acquire the shares for its own account for investment and not with a view toward any resale or distribu-tion thereof. d. No consent, approval or authorization of, or declaration or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

e. None of this Agreement or any certificate, document or statement in writing which has been supplied by or on behalf of the Foreign Investor or by any of the Foreign Investor's direc-tors or officers, in connection with the transactions contemplat-ed hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading.